CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated October 30, 2023, relating to the financial statements and financial highlights of Jacob Internet Fund, Jacob Small Cap Growth Fund, Jacob Discovery Fund, and Jacob Forward ETF, each a series of Jacob Funds, Inc. for the year ended August 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
December 29, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board